EXHIBIT 10.20

July 15, 2005

Randy Seffren
Chief Marketing Officer
AeroGrow International, Inc.
900 28th Street, #201
Boulder, Colorado 80303

We, at Patrice Tanaka & Company, Inc. ("PT&Co,"), are very much looking forward to providing public relations and communications services to AeroGrow International, Inc. ("you"). Since you have requested that we commence work on certain projects prior to the execution of our Formal Agreement, we are setting forth certain basic terms (mainly related to your payment obligations) to govern our interim relationship as follows:

We will become your official public relations agency of record on July 1, 2005.

Our services to you will initially include mutually agreed upon short-term projects.

The charges for services provided by PT&Co. are based on hourly rates of the various members of the professional team assigned to your account You will be invoiced for our services on a monthly basis and you agree to make payment of such invoices upon receipt. You agree that our charge for services of the type and scope previously discussed will average $15,000 per month from Aug 1, 2005 through the launch, with 75% payable in cash and 25% payable i n .AeroGrow stock. Mutually agreed upon changes or additions to your project will be budgeted separately, and time spent on any unforeseen crisis situations will be pre-approved and billed on an hourly basis at our current billing rates as set fort in the attached Schedule A.

You understand that the public relations projects will entail, in addition to the fees provided for our services, out-of pocket expenses. Until our Formal Agreement is finalized, wherever possible you will contract directly with the outside vendors incidental to your projects and you will pay them directly. In all other cases, you agree to make prompt payment to us upon receipt of our invoices for: (a) pre-approved printing, mailing, artwork, photography, filming and other services and materials at their net casts plus an administrative fee of fifteen (15%) ; and (b) other out-of-pocket items such as postage, overnight delivery, travel, luncheons with editors, telephone calls, faxes, messengers and overnight courier services incidental to the performance of our services, which will be billed to you at their net costs with no administrative fee. We will provide to you copies of supplier invoices of the type described in subparagraph (a).

In order that we might plan for the efficient use of our staff and that you might plan for your budgetary needs, each of us agrees to give to the other no less them sixty (60) days notice of intention to end our working relationship (except that we reserve the right to immediately cease performing services for you in the event that all fees and expenses provided for in this interim agreement have not been promptly paid). Notwithstanding any termination, you agree to pay for all our fees and expenses through the date of termination. Although it is our mutual intention to enter into a Formal Agreement as promptly as possible, this interim agreement will govern our relationship until such time.

You represent that this interim agreement which, essentially, sets forth your obligation to pay for services provided to you and fees incurred on your behalf is binding on your company.

You agree that any dispute relating to the interpretation or performance of this interim agreement which cannot be amicably resolved shall be resolved at the request of either party through binding arbitration conducted under the auspices of the American Arbitration Association in New York City pursuant to principles of New York law.

Please indicate your agreement with all of the above by executing and returning both copies of this letter to the undersigned.

Very truly yours,

PATRICE TANAKA & COMPANY, INC.

By:  __________________________________________
Ellen LaNicca Albanese
President & C o-Founder

ACCEPTED AND AGREED TO THIS
15 Day of June, 2005

AeroGrow International, Inc.

By:  _______________________________________
Randy Seffren
Vice President
Chief Marketing Officer

SCHEDULE A

Patrice Tanaka & Company, Inc.

Executive Billing Rates

Position	Rate
CEO and Creative Director	$300

Branding Director	$300
President	$275
Senior Vice President	$225
Vice President	$200
Senior Counselor	$180-$240
Management Supervisor	$170
Account Supervisor	$150
Senior Account Executive	$135
Account Executive	$120
Assistant Account Executive	$100
Account Administrator	$75